UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2014

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51217	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois	60179
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 -	Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 16, 2014, Sears Holdings Corporation (“Holdings”), sold 17,741,508 common shares of Sears Canada Inc. (“Sears Canada”) to ESL Partners, L.P. and Edward S. Lampert, Chairman and Chief Executive Officer of Holdings and Chairman and Chief Executive Officer of ESL Investments, Inc., and related entities (collectively “ESL”) pursuant to the previously announced rights offering to effect the distribution of up to 40,000,000 common shares of Sears Canada. ESL exercised its pro rata portion of the subscription rights pursuant to the exercise of basic subscription rights. Accordingly, Holdings sold a total of 17,741,508 common shares of Sears Canada to ESL.

Holdings received aggregate proceeds from ESL in connection with the rights offering of approximately $169 million. Proceeds from the rights offering will provide additional liquidity to Holdings as it enters into the holiday period and will be used for general corporate purposes.

After the sale of Sears Canada shares to ESL, Holdings was the beneficial holder of approximately 34 million shares, or 34% of the common shares of Sears Canada. As such, Holdings no longer maintains control of Sears Canada and will not continue to consolidate Sears Canada.

If additional subscription rights are exercised during the rights offering, which is scheduled to expire on November 7, 2014 (unless further extended by Holdings), Holdings could distribute up to an additional 22,258,492 shares of Sears Canada for additional consideration of approximately $211 million.

Section 9 -	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(b)	The unaudited pro forma consolidated financial information of Holdings giving effect to the rights offering, and the related notes thereto, have been derived from its historical consolidated financial statements and are attached hereto as Exhibit 99.1.

(d)	Exhibit

Exhibit 99.1 - Unaudited pro forma consolidated financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION

By:	/s/ Robert A. Riecker
Robert A. Riecker
Vice President, Controller and Chief Accounting Officer

Date: October 20, 2014

Exhibit Index

99.1	Unaudited pro forma consolidated financial information.